Exhibit 99.1

JMP GROUP INC. APPOINTS DAVID DIPIETRO TO BOARD OF DIRECTORS

SAN FRANCISCO, Dec. 16, 2010 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has elected David M. DiPietro as a new independent director. Mr. DiPietro’s initial term as a director will end as of the company’s annual meeting of shareholders in 2011, when he will stand for election to a full one-year term. Mr. DiPietro’s election increases the company’s total number of board members to nine and brings the number of independent directors to five.

“We are pleased to welcome David as a member of our board,” said Joseph A. Jolson, JMP Group’s chairman and chief executive officer. “David has held senior management positions at a number of respected Wall Street firms and has extensive experience in institutional brokerage, corporate finance and corporate development. His perspective and entrepreneurism will be invaluable as we continue to expand JMP Securities and shape the growth strategy for JMP Group.”

Mr. DiPietro was formerly president of Signal Hill Capital Group LLC, a boutique investment bank headquartered in Baltimore, Maryland, where he initiated and oversaw the firm’s institutional equities business as well as its venture capital and private equity coverage initiatives. From 1999 through 2003, Mr. DiPietro was vice chairman of the board of directors of Deutsche Bank Securities and a member of the firm’s global operating committees for equities and private wealth management, at first serving as head of North American equities and later as head of the private client division. From 1992 through 1999, he managed the equity capital markets division at Bankers Trust Company, which was acquired by Deutsche Bank in 1999, and at Alex. Brown Incorporated, which was acquired by Bankers Trust in 1997. Mr. DiPietro previously held an equity capital markets role at Merrill Lynch and a research position at the Federal Reserve Bank of Philadelphia.

About JMP Group

JMP Group Inc. is a full-service investment banking and alternative asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through three subsidiaries, JMP Securities, Harvest Capital Strategies and JMP Credit Corporation. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com

© 2010 JMP Group Inc.